Adamis Pharmaceuticals Corporation 8-K

JOINDER AGREEMENT AND GENERAL RELEASE

This Joinder Agreement and General Release (this “Agreement”) is entered into as of March 28, 2016 by and among Adamis Pharmaceuticals Corporation, a Delaware corporation (“APC”), U.S. Compounding, Inc., an Arkansas corporation (the “Company”), and the undersigned shareholder of the Company whose names are subscribed on the signature page hereof (“You”). Capitalized terms used and not defined herein have the meanings given them in the Merger Agreement (as defined below).

Background

A.	Under the Agreement and Plan of Merger dated as of March 28, 2016 (the “Merger Agreement”) by and among APC, the Company, Ursula MergerSub Corp., a newly formed Arkansas corporation and a wholly-owned subsidiary of APC (“Merger Sub”), and other signatories, Merger Sub will merge with and into the Company (the “Merger”), and the Company shall continue as the surviving corporation.

B.	You are the owner of shares of capital stock of the Company and You are, in connection with the execution and delivery of this Agreement, delivering an executed Stockholders’ Written Consent, in the form attached hereto as Exhibit A, voting those shares in favor of the proposed Merger.

C.	You are willing to enter into this Agreement and concurrently deliver such executed Stockholders’ Written Consent as a condition of the closing of the Merger.

D.	You have made an independent and informed decision that the transactions contemplated by this Agreement are in your best interests.

Terms and Conditions

1.	Joinder to Merger Agreement and Stockholder’s Written Consent.

(a)	You agree to be bound by the terms and conditions of the Merger Agreement as though You had signed that document. These terms include:

(i)	If You are identified in the Merger Agreement as an “Indemnifying Stockholder,” then Your obligation as an Indemnifying Stockholder to indemnify APC, as set forth in Article 6 of the Merger Agreement,

(ii)	If You are identified in the Merger Agreement as an “Indemnifying Stockholder,” then Your contribution of shares to the Escrow Fund, and

(iii)	the appointment of the Stockholders’ Representative as your attorney-in-fact with the powers and authority as set forth in the Merger Agreement.

(b)	You agree that all acts of the Stockholders’ Representative shall be binding on You for all purposes under the Merger Agreement.

(c)	You acknowledge and agree that the entire contents and the full effect thereof in your executed Stockholders’ Written Consent, including, without limitation, the approval of the proposed Merger, is incorporated by reference into this Agreement.

2.	Public Disclosure and Confidentiality.

(a)	Confidentiality. In addition to the terms in this Section 2, You agree and acknowledge that You are bound by the terms set forth in Section 4.7 (Confidentiality) and Section 4.8 (Public Announcements) of the Merger Agreement, and that such terms of this Section 2 are intended to be cumulative to (as opposed to limiting) your obligations therein.

(b)	Public Disclosure. Except as set forth in paragraph (c) of this Section 2, You shall not, and You shall cause your agents and representatives not to, make any public disclosure (in any form, including, without limitation, any statements accessible to the public via the internet or any other media or means) relating to the Merger, this Agreement, the Merger Agreement or any other Transaction Document, without APC’s prior written approval.

(c)	Use and Disclosure of Confidential Information. You shall not copy the Confidential Information (defined below), and You shall protect the Confidential Information as carefully as You protect your own most confidential information, but in no event with less than reasonable care. Except to evaluate the Merger, You shall not use any Confidential Information for any purpose, and You shall not disclose any Confidential Information to any third parties. However, You may disclose limited portions of the Confidential Information:

(i)	to your Tax advisers who need to know such information for purposes of providing You with Tax advice or in connection with filing your Tax Returns, so long they are bound by confidentiality restrictions,

(ii)	if APC has already disclosed the information to the public, or

(iii)	if You are legally required to disclose the information by a court or other legal process, subject to your compliance with the terms regarding notice and the opportunity to seek a protective order in Section 4.7 (Confidentiality) of the Merger Agreement.

(d)	“Confidential Information” means any information disclosed to You by the Company, APC or Stockholders, either directly or indirectly in writing or orally, that relates to the Merger, including the Merger Agreement and any information statement or disclosure material distributed to You by the Company or APC. This includes:

(i)	the fact that Confidential Information has been made available to you,

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(ii)	the fact that APC and the Company have had discussions concerning the Merger,

(iii)	the existence and terms of the Merger Agreement, this Agreement and any other Transaction Documents, and

(iv)	any information obtained in connection with the negotiation and execution of the Merger Agreement or any Transaction Documents.

3.	No Solicitation. In addition to the terms in this Section 3, You agree and acknowledge that You are bound by the terms set forth in Section 4.9 (Exclusivity) of the Merger Agreement, and that such terms of this Section 3 are intended to be cumulative to (as opposed to limiting) your obligations therein. From now until the earlier of the termination of the Merger Agreement pursuant to its terms and the Closing Date (the “Expiration Date”), You shall not, and You shall cause or permit your advisors, auditors, agents, bankers and other representatives, directly or indirectly take any action to solicit, initiate, seek, entertain, encourage, support, assist, induce, participate in any negotiations or communications, or cooperate with any inquiry, proposal or offer from, or furnish any information to, any third party, which would reasonably be expected to lead to, an Acquisition Proposal with respect to the Company or would otherwise interfere with the Company’s ability to consummate the transactions contemplated by the Merger Agreement. From now until the Expiration Date, You shall promptly (and in no event later than 24 hours after You or any of your Representatives become aware) notify APC in writing of any proposal for, or inquiry respecting, any Acquisition Proposal or any request for nonpublic information in connection with the proposal or inquiry, or for access to the properties, books, or records of the Company by any person or entity that informs You that it is considering making, or has made, a proposal or inquiry. The notice must indicate the identity of the person or entity making the proposal or inquiry and the terms and conditions of the proposal or inquiry in reasonable detail.

4.	Release of Claims.

(a)	Release. You and your predecessors, successors, heirs, executors, legatees, administrators, beneficiaries, agents, affiliates, assigns and representatives (the “Releasing Parties”) fully and irrevocably release the Company, APC, Merger Sub, the Surviving Corporation, their predecessors, successors and assigns and each of their respective past and present stockholders, officers, directors, employees, affiliates and representatives (collectively, the “Released Parties”), from any and all commitments, actions, charges, complaints, promises, agreements, controversies, debts, claims, counterclaims, suits, causes of action, damages, demands, liabilities, obligations, costs and expenses of every kind and nature whatsoever, known or unknown, past, present or future, at law or in equity, contingent or otherwise (collectively, a “Claim”), that the Releasing Parties has or had or could have asserted at any time in the past until and including the Effective Time, against any of the Released Parties in connection with, arising out of or relating to any transaction, affair or occurrence between or involving any Released Party and You (the “Released Matters”).

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(b)	Exclusions. The Released Matters do not include:

(i)	salary, bonuses or other employment benefits earned by You pursuant to a written agreement with the Company, but only to the extent disclosed in the Company Disclosure Schedule to the Merger Agreement,

(ii)	payment of the portion of Merger Consideration with respect to your equity or equity instruments, but only to the extent disclosed in the Company Disclosure Schedule to the Merger Agreement or the Company’s Allocation Spreadsheet delivered in connection with the Merger Agreement, or

(iii)	any other rights and remedies You have pursuant to the Merger Agreement or any documents delivered in connection with the Merger.

(c)	No Transfer. You represent and warrant that You have not assigned or transferred any Claims for any Released Matters.

(d)	No Admission. Neither this Agreement nor the furnishing of the consideration for this release shall be considered an admission by any Released Party of any improper or unlawful conduct.

(e)	Waiver of Unknown Claims. With respect to any and all Claims for any Released Matter, You expressly waive, and the other Releasing Parties are deemed to have expressly waived, any and all provisions, rights and benefits conferred by Cal. Civ. Code § 1542 or any law of any state or territory of the United States, or principle of common law, that is similar, comparable or equivalent to Cal. Civ. Code § 1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

You acknowledge that the inclusion of unknown Claims in this Agreement was separately bargained for and was a key element of this Agreement. You acknowledge, and the other Releasing Parties are deemed to have acknowledged, that You may later discover facts that are different from or in addition to those that You may now know or believe to be true with respect to Claims released under this Agreement and agree that all of those unknown Claims are nonetheless released and that this Agreement shall be and remain effective in all respects even if different or additional facts are subsequently discovered.

(f)	Covenant Not to Sue. You irrevocably promise not to, and your promise to cause each of the Releasing Parties to, not bring any action of any kind against any of the Released Parties in any forum (including, without limitation, any administrative agency) that relates in any way to the Released Matters.

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5.	Representations and Warranties. You represent and warrant to APC that:

(a)	Review. You have carefully read this Agreement and the Merger Agreement (the “Transaction Agreements”), and You have discussed the requirements of those agreements with your advisors to the extent You have determined necessary.

(b)	Opportunity to Discuss. You had the opportunity to ask questions of, and obtain additional information from, APC and the Company, and You have received all information necessary to enable You to evaluate the risks and merits of entering into the Transaction Agreements and the transactions contemplated under those agreements, including the Merger and the creation of the Escrow Fund.

(c)	Authority. You have the necessary power and authority to execute and deliver and to perform your obligations under this Agreement, the Stockholders’ Written Consent and each other instrument required to be executed and delivered by you.

(d)	Authorization. The execution and delivery by You of, and the consummation of the transactions under, this Agreement and each instrument required to be executed and delivered at Closing pursuant to the Transaction Agreements or the Stockholders’ Written Consent have been duly and validly authorized, and no other actions on your part are necessary to authorize this Agreement or to consummate the transactions contemplated by the Transaction Agreements.

(e)	Enforceability. This Agreement has been duly and validly executed and delivered by You and, assuming due authorization, execution and delivery by APC, constitutes a legal, valid and binding obligation, enforceable against You in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles.

(f)	No Conflicts. The execution and delivery of this Agreement and each instrument required to be executed and delivered pursuant to the Transaction Agreements, and your performance of your obligations under this Agreement and those instruments, shall not violate any laws, rules or regulations applicable to you, your properties or your assets.

(g)	Brokers and Finders. Neither You nor or any of your “affiliates” or “associates” (as those terms are defined in Rule 405 under the Securities Act) have used any person as a broker, finder, banker or similar role that would give rise to a valid claim by that person to compensation from APC, Merger Sub or the Company.

(h)	Ownership. You are the sole record and beneficial owners of the capital stock of the Company set forth on the signature page (the “Shares”), free and clear of any lien or encumbrance. You have not sold or otherwise disposed of the Shares. You do not beneficially own any securities of the Company other than the Shares. You have the full power to vote or direct the voting of the Shares for and on behalf of all beneficial owners of the Shares.

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(i)	Investment Representations. You understand, represent and warrant that: (i) the shares of Common Stock of APC that are issuable to you pursuant to the Merger Agreement (the “Securities”) have not been and will not be registered under the United States Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws and that the offer and sale of the Securities to You is being made in reliance on an exemption from registration thereunder; (ii) You have received or had access to such information, if any, concerning the Company and APC as You have considered necessary or relevant in connection with Your investment decision to acquire the Securities pursuant to the Merger Agreement, and You have had an opportunity to ask questions and receive answers from the Company and APC regarding the terms and conditions of the offering of Securities pursuant to the Merger Agreement and to obtain additional information (to the extent the Company or APC possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to You or to which You had access; (iii) You have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of Your investment in the Securities and are able to bear the economic risks of such investment; (iv) You are acquiring the Securities for Your own account for investment and not with a view to any resale, distribution or other disposition of the Securities in violation of United States securities laws or applicable state securities laws; (v) You have not agreed to acquire the Securities as a result of any general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act), including, but not limited to, any advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio, television or the Internet; (vi) You understand that the Securities may not be transferred except in compliance with applicable federal and state securities laws; (vii) You either (A) have a preexisting personal or business relationship with APC and/or certain of its officers and/or directors of a nature and duration sufficient to make You aware of the character, business acumen and general business and financial circumstances of the APC and/or such officers and directors or (B) by reason of Your business or financial experience, You are capable of evaluating the merits and risks of the investment represented by the transactions contemplated by the Merger Agreement, have the ability to protect Your own interests in such transactions and are financially capable of bearing a total loss of such investment; (viii) neither the officers, directors, agents, affiliates or employees of the Company or APC nor any other person, has expressly or by implication, made any representation or warranty to You concerning the Company or APC; (ix) You can bear the economic risk of Your investment in the Securities; (x) You understand that the Securities are characterized as “restricted securities” under the Securities Act inasmuch as they are being acquired from APC in a transaction not involving a public offering and that under the Securities Act and applicable regulations thereunder such securities may be resold without registration under the Securities Act only in certain limited circumstances; and (xi) You represent that You are familiar with Securities and Exchange Commission (“SEC”) Rule 144 as presently in effect, and understand the resale limitations imposed thereby and by the Securities Act. You understand that APC is under no obligation to register any of the Securities.

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(j)	Sophisticated Investor. Unless otherwise indicated below, You are an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act. You have indicated (by an “X” or other indication) which of the following statements are applicable to You: You are (please mark each item that is applicable):

A.	_____. A natural person and Your individual net worth, or joint net worth with Your spouse, will, as of the date of this Agreement and as of the Closing Date, exceed $1,000,000 (excluding the value of your primary residence).

B.	_____. A natural person and You had an individual income in excess of $200,000 in each of the two most recent years or joint income with Your spouse in excess of $300,000 in each of those years and have a reasonable expectation of reaching the same income level in the current year.

C.	_____. Not an accredited investor.

6.	Acknowledgements and Covenants.

(a)	Acknowledgements. You acknowledge that:

(i)	your right to the portion of the Merger Consideration with respect to your Shares is sufficient consideration for every obligation contained in this Agreement,

(ii)	APC and the Company are relying on your representations, warranties and covenants and may incur significant losses and damages if those representations, warranties and covenants are inaccurate or are breached, and

(iii)	the Stockholders’ Written Consent is irrevocable.

(b)	Covenants. You covenant and agree:

(i)	to not

A.	cause or permit any Transfer of any Shares,

B.	grant any proxy with respect to any Shares,

C.	enter into any voting agreement with respect to the Shares, or

D.	deposit any Shares into a voting trust.

(ii)	to

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A.	give all required notices, consents or waivers that are required for the consummation of the Merger under the terms of any agreement to which You are a party or pursuant to any rights You may have, and

B.	execute and deliver any additional documents that are, in the reasonable opinion of APC, necessary or desirable in order to consummate the Merger.

(c)	Without limiting the foregoing, You agree that this Agreement shall apply to any more shares of capital stock of the Company You acquire and that You shall execute the Stockholders’ Written Consent with respect to any such shares.

(d)	“Transfer” means to, directly or indirectly:

(i)	sell, pledge, encumber, grant an option with respect to, transfer or dispose of a security; or

(ii)	enter into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of a security.

7.	Attorney’s Fees. You shall be responsible for all costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred by the Released Parties in defending any Claim brought in violation of this Agreement.

8.	Specific Enforcement. This Agreement may be pleaded by the Released Parties as a full and complete defense and may be used as the basis for an injunction against any action at law or equity instituted or maintained against them in violation hereof. You hereby waive any claim or defense that there is an adequate remedy at law for a breach or threatened breach. You agree and understand that:

(a)	monetary damages would not adequately compensate the Released Parties for your breach of this Agreement,

(b)	this Agreement shall be specifically enforceable, and

(c)	any breach or threatened breach of this Agreement is the proper subject of a temporary or permanent injunction or restraining order.

9.	Indemnity. You agree to indemnify and hold harmless each of the Released Parties from and against all Claims (including, without limitation, costs of investigation and defense and reasonable legal fees and expenses) relating to, arising or resulting from or in connection with (a) the failure of any of your representations or warranties to be true and correct in all respects and (b) your breach of any of your obligations under this Agreement.

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10.	Termination. If the Merger Agreement is terminated pursuant to Article 7 thereof, then this Agreement shall terminate and have no further force or effect at such time, provided that that (a) the provisions of this Section, Section 11 (Miscellaneous) and Section 2 (Public Disclosure and Confidentiality) shall remain in full force and effect and survive any termination of this Agreement and (b) nothing herein shall relieve You from any liability in connection with any breach of your representations, warranties or covenants contained herein.

11.	Miscellaneous.

(a)	Notices. All notices under this Agreement must be in writing and can be delivered personally, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), to the parties at the address listed after their signature (and, with respect to APC, by addressing the notice to the attention of the General Counsel). Either party may update this address for notice by giving the other party written notice of the new address.

(b)	Severability. If any provisions of this Agreement are found to be invalid or unenforceable, this shall not affect any other provision of this Agreement or the validity or enforceability of this Agreement as a whole. If any provision is held to be unenforceable because of its scope, the parties agree that the court making such determination shall have the power to reduce the scope of such provision and to delete specific words or phrases so that in its reduced form the provision shall be enforceable.

(c)	Third Party Beneficiaries. The parties acknowledge and agree that each of the Released Parties are intended to be third-party beneficiaries of this Agreement and shall be entitled to enforce the provisions herein against the Releasing Parties to the same extent as if they were parties hereto.

(d)	Amendment. This Agreement cannot be amended except by an instrument in writing signed by both You and an authorized representative of APC.

(e)	Governing Law. This Agreement shall be construed and interpreted and its performance shall be governed by the laws of the State of Delaware (except as the Arkansas Business Corporation Act, as amended, may be mandatorily applicable to this Agreement and the Stockholders’ Written Consent) without regard to conflicts of law principles of any jurisdiction.

(f)	Entire Agreement. This Agreement, together with the Merger Agreement, constitutes the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements and undertakings, both written and oral, between the parties.

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(g)	Counterparts. This Agreement may be executed by facsimile and in counterparts, each of which shall constitutes an original and all of which when taken together shall constitute one and the same instrument. Facsimile or electronic signatures shall be as effective as originals.

[Signature Page to Joinder Agreement Follows]

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IN WITNESS WHEREOF, this Joinder Agreement and General Release has been duly executed as of the date first written above.

APC:	COMPANY STOCKHOLDERS:

ADAMIS PHARMACEUTICALS CORPORATION

By:	By:

Name:	Name (Please print):

Title:	Title:

Address:	Address:

COMPANY:	No. of Shares of Company Capital Stock Held:

U.S. COMPOUNDING, INC.	Common Stock: _______________________

By:

Name:

Title:

Address:

[Signature Page to Joinder Agreement and General Release]

EXHIBIT A

STOCKHOLDERS’ WRITTEN CONSENT

[Signature Page to Joinder Agreement and General Release]